Exhibit 10.9

Confidential

CLOVER HEALTH INVESTMENTS, CORP.

725 Cool Springs Blvd, Suite 300

Franklin, Tennessee 37067

December 31, 2020

Vivek Garipalli

Re: EMPLOYMENT AGREEMENT

Dear Vivek:

This Employment Agreement (the “Agreement”) between you (referred to hereinafter as the “Executive”) and Clover Health Investments, Corp., a Delaware corporation (the “Company”) sets forth the terms and conditions that shall govern Executive’s continued employment with the Company (referred to hereinafter as “Employment” or the “Employment Period”), effective as of immediately after the Closing of the Mergers (as those terms are defined in the Merger Agreement) (the “Effective Date”).

1. Duties and Scope of Employment.

(a) At-Will Employment. Executive’s Employment with the Company is for no specified period and constitutes “at will” employment. Except as otherwise set forth herein, Executive is free to terminate Employment at any time, with or without advance notice, and for any reason or for no reason. Similarly, the Company is free to terminate Executive’s Employment at any time, with or without advance notice, and with or without Cause (as defined below). Furthermore, although terms and conditions of Executive’s Employment with the Company may change over time, nothing shall change the at-will nature of Executive’s Employment.

(b) Position and Responsibilities. During the Employment Period, the Company agrees to employ Executive in the position of Chief Executive Officer. Executive will report to the Company’s Board of Directors (the “Board”) and Executive will be working remotely and based out of the Greater New York City Area until receiving further notice from the Company, at which time Executive will work out of the Company’s office in Jersey City, New Jersey. Executive will perform the duties and have the responsibilities and authority customarily performed and held by an employee in Executive’s position or as otherwise may be assigned or delegated to Executive by the Board. Executive shall comply with the Company’s policies and rules, as they may be in effect from time to time during Executive’s Employment.

(c) No Conflicting Obligations. Executive represents and warrants to the Company that Executive is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with Executive’s obligations under this Agreement or that would otherwise prohibit Executive from performing Executive’s duties with the Company. In connection with Executive’s Employment, Executive shall not use or disclose any trade secrets or other proprietary information or intellectual property in which Executive or any other Person has any right, title or interest and Executive’s Employment will not infringe or violate the rights of any other Person. Executive represents and warrants to the Company that Executive has returned all property and confidential information belonging to any prior employer.

2. Cash and Incentive Compensation.

(a) Cash Compensation. Initially Executive shall not be entitled to either an annual base salary or an annual incentive cash bonus (collectively, “Cash Compensation”). The Board, or any Compensation Committee of the Board (the “Committee”), may provide Executive with Cash Compensation in the future.

(b) Equity Compensation. Executive shall be entitled to the following equity compensation for Executive’s services.

(i) 2014 Plan RSUs. Prior to the Closing of the Mergers, the predecessor corporation to the Company, Clover Health Investments, Inc., a Delaware corporation (“Clover Health”), Executive will be granted a restricted stock unit award under Clover Health’s Amended and Restated 2014 Equity Incentive Plan (the “2014 Plan”) covering that number of shares of Clover Health’s common stock which represented two percent (2%) of the fully-diluted ownership of Clover Health as of immediately prior to the Closing of the Mergers (the “2014 Plan RSUs”). The 2014 Plan RSUs will vest by satisfying both of the following two requirements:

(A) Service Requirement. Twenty percent (20%) of the 2014 Plan RSUs will vest on each of the first five (5) anniversaries of the Closing Date (as defined in the Merger Agreement), subject to Executive’s providing continuous service as the Chief Executive Officer, Co-Chief Executive Officer or Executive Chairman of the Company through each service-based vesting date.

(B) Performance Requirement. Measured beginning after the first anniversary of the Closing Date, 50% of the 2014 Plan RSUs will vest upon the Company’s volume-weighted average stock closing price for the Company’s Class A common stock reaching $20 for 90 consecutive calendar days, and 50% will vest upon the Company’s volume-weighted average stock closing price for the Company’s Class A common stock reaching $25 for 90 consecutive calendar days; provided that all such vesting occurs on or within 5 years of the Closing Date.

The 2014 Plan RSUs shall settle as set forth in the applicable RSU award agreement. In addition, upon a Change in Control (as defined in the 2014 Plan), the 2014 Plan RSUs will vest in full as to its service requirement, and if the per share value in the Change in Control equals or exceeds a required stock closing hurdle price under its performance requirement, the award will also vest as to the applicable portion of the performance requirement. Unless otherwise provided in Section 6 below, any portion of the 2014 Plan RSUs that is unvested at the consummation of the Change in Control will be forfeited.

The Company assumed the 2014 Plan RSUs in the Merger, and although the 2014 Plan will terminate as of the Closing of the Mergers, the terms and conditions of the applicable Notice of Restricted Stock Unit Grant and Restricted Stock Unit Agreement and the 2014 Plan will continue to govern the 2014 Plan RSUs. As of the Closing of the Mergers, the 2014 Plan RSUs will be converted to be denominated in shares of the Company’s Class B common stock in accordance with the Merger Agreement. The 2014 Plan RSUs are also subject to the terms of this Agreement, including the acceleration of their vesting in connection with Executive’s Involuntary Termination during a Change in Control Protection Period as defined and provided in Section 6 below.

(ii) Management Incentive Plan RSUs. Executive will also receive a time-based restricted stock unit award under the Company’s Management Incentive Plan (the “Management Plan”) representing three percent (3%) of the number shares of all classes of common stock of the Company as of the Closing of the Mergers (the “Time-based Management Plan RSUs”) and a performance-based restricted stock unit award under the Management Plan representing one percent (1%) of the number shares of all classes of common stock of the Company as of the Closing of the Mergers (the “Performance-based Management Plan RSUs” and together with the Time-based Management Plan RSUs, the “Management Plan RSUs”). The Management Plan RSUs will be denominated in shares of the Company’s Class B common stock and will be granted effective as of the Closing of the Mergers.

Twenty percent (20%) of the Time-based Management Plan RSUs will vest on each of the first five (5) anniversaries of the Closing Date, subject to Executive’s providing continuous service as the Chief Executive Officer, Co-Chief Executive Officer or Executive Chairman of the Company through each service-based vesting date.

The Performance-based Management Plan RSUs will vest by satisfying both of the following two requirements:

(A) Service Requirement. Twenty percent (20%) of the Performance-based Management Plan RSUs will vest on each of the first five (5) anniversaries of the Closing Date, subject to Executive’s providing continuous service as the Chief Executive Officer, Co-Chief Executive Officer or Executive Chairman of the Company through each service-based vesting date.

(B) Performance Requirement. Measured beginning after the first anniversary of the Closing Date, the Performance-based Management Plan RSUs will vest in full upon the Company’s volume-weighted average stock closing price for the Company’s Class A common exceeding $30 for 90 consecutive calendar days; provided such vesting occurs on or within 5 years of the Closing Date.

The Management Plan RSUs shall settle as set forth in the applicable RSU award agreement. In addition, upon a Change in Control (as defined in the Management Plan), which does not include the Mergers), the Performance-based Management Plan RSUs will vest in full as to its service requirement, and if the per share value in the Change in Control exceeds $30, the award will also vest as to the performance requirement. Unless otherwise provided in Section 6 below, any portion of the Management Plan RSUs that is unvested at the consummation of the Change in Control will be forfeited. The Management Plan RSUs are also subject to the terms of this Agreement, including the acceleration of their vesting in connection with the Involuntary Termination of Executive during a Change in Control Protection Period, as defined and provided in Section 6 below.

(iii) 2020 Plan. Executive will be eligible for future equity awards under the Company’s 2020 Equity Incentive Plan (the “Equity Plan”), as determined in the sole discretion of the Board or the Committee.

3. Termination Benefits.

(a) Involuntary Termination Within the Change in Control Protection Period. If, during the Change in Control Protection Period, an Involuntary Termination occurs, then, subject to Section 4, all of Executive’s unvested and outstanding equity awards of the Company shall vest in full, contingent upon the consummation of the Change in Control (as defined in this Agreement), but effective as of the earlier to occur of Executive’s Involuntary Termination or the Change in Control.

(b) Timing of Payments. Subject to any specific timing provisions in Section 4(a), 4(b), or 4(c), payment of the severance and benefits hereunder shall be made or commence to be made as soon as practicable following Executive’s termination of employment.

(c) Exclusive Remedy. In the event of a termination of Executive’s employment with the Company (or any parent, subsidiary or successor of the Company), the provisions of this Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). Executive will be entitled to no other severance, benefits, compensation or other payments or rights upon a termination of employment, including, without limitation, any severance payments and/or benefits provided in the Employment Agreement, other than those benefits expressly set forth in Section 3 of this Agreement or pursuant to written equity award agreements with the Company.

(d) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

4. Conditions to Receipt of Severance.

(a) Release of Claims Agreement. The receipt of any severance payments or benefits pursuant to Section 3 of this Agreement is subject to Executive signing and not revoking a separation agreement and release of claims in a form attached hereto as Attachment A (the “Release”), which must become effective no later than the sixtieth (60th) day following Executive’s termination of employment (the “Release Deadline”), and if not, Executive will forfeit any right to severance payments or benefits under this Agreement. To become effective, the Release must be timely executed by Executive and any revocation periods (as required by statute, regulation, or otherwise) must have expired without Executive having revoked the Release. In addition, in no event will severance payments or benefits be paid or provided until the Release actually becomes effective. If the termination of employment occurs at a time during the calendar year where the Release Deadline could occur in the calendar year following the calendar year in which Executive’s termination of employment occurs, then any severance payments or benefits under this Agreement that would be considered Deferred Payments (as defined in Section 4(c)(i)) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or such later time as required by (i) the payment schedule applicable to each payment or benefit as set forth in Section 3, (ii) the date the Release becomes effective, or (iii) Section 4(c)(ii); provided that the first payment shall include all amounts that would have been paid to Executive if payment had commenced on the date of Executive’s termination of employment.

(b) Confidentiality Agreement. Executive’s receipt of any payments or benefits under Section 3 will be subject to Executive continuing to comply with the terms of the Confidentiality Agreement (as defined in Section 8 below).

(c) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation not exempt under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. And for purposes of this Agreement, any reference to “termination of employment,” “termination” or any similar term shall be construed to mean a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination of employment (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii) Without limitation, any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations is not intended to constitute Deferred Payments for purposes of clause (i) above.

(iv) Without limitation, any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit is not intended to constitute Deferred Payments for purposes of clause (i) above. Any payment intended to qualify under this exemption must be made within the allowable time period specified in Section 1.409A-1(b)(9)(iii) of the Treasury Regulations.

(v) To the extent that reimbursements or in-kind benefits under this Agreement constitute non-exempt “nonqualified deferred compensation” for purposes of Section 409A, (1) all reimbursements hereunder shall be made on or prior to the last day of the calendar year following the calendar year in which the expense was incurred by Executive, (2) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (3) the amount of expenses eligible for reimbursement or in-kind benefits provided in any calendar year shall not in any way affect the expenses eligible for reimbursement or in-kind benefits to be provided, in any other calendar year.

(vi) The payments and benefits provided under Sections 6(a) and 6(b) are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

5. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) Cause. “Cause” means:

(i) Executive’s gross negligence or willful misconduct in the performance of his or her duties and responsibilities to the Company or Executive’s violation of any written Company policy;

(ii) Executive’s commission of any act of fraud, theft, embezzlement, financial dishonesty, misappropriation from the Company or any other willful misconduct that has caused or is reasonably expected to result in injury to the Company;

(iii) Executive’s conviction of, or pleading guilty or nolo contendre to, any felony or a lesser crime involving dishonesty or moral turpitude;

(iv) Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or while performing Executive’s duties and responsibilities for the Company

(v) Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of his or her relationship with the Company; or

(vi) Executive’s material breach of any of his or her obligations under any written agreement or covenant with the Company.

(b) Change in Control. “Change in Control” shall have the meaning ascribed to such term in the Equity Plan.

(c) Change in Control Protection Period. “Change in Control Protection Period” means the period beginning one month prior to and ending twelve (12) months immediately following the consummation of a Change in Control.

(d) Code. “Code” means the Internal Revenue Code of 1986, as amended.

(e) Disability. “Disability” or “Disabled” means that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one (1) year.

(f) Good Reason. “Good Reason” means Executive’s resignation or termination of employment within thirty (30) days following the expiration of any cure period (discussed below) following the occurrence of one or more of the following without Executive’s consent:

(i) A material reduction of Executive’s duties, authority or responsibilities, relative to Executive’s duties, authority or responsibilities in effect immediately prior to such reduction; provided, however, that a reduction in duties, authority or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Executive Officer of the Company remains as such following a Change in Control but is not made the Chief Executive Officer of the acquiring corporation) will not constitute Good Reason;

(ii) A material reduction in Executive’s Base Salary (except where there is a reduction applicable to all similarly situated executive officers generally); provided, that a reduction of less than ten percent (10%) will not be considered a material reduction in Base Salary;

(iii) A material change in the geographic location of Executive’s primary work facility or location; provided, that a relocation of less than fifty (50) miles from Executive’s then-present work location will not be considered a material change in geographic location; or

(iv) A material breach by the Company of a material provision of this Agreement.

Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for Good Reason within thirty (30) days of the initial existence of the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date the Company receives such notice during which such condition must not have been cured.

(g) Governmental Authority. “Governmental Authority” means any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal.

(h) Involuntary Termination. “Involuntary Termination” means either: (i) the Company (or any parent, subsidiary or successor of the Company) terminates Executive’s service to the Company for a reason other than (A) Cause, (B) Executive becoming Disabled or (C) Executive’s death; or (ii) Executive resigns from service to the Company for Good Reason.

(i) Merger Agreement. “Merger Agreement” means that certain Agreement and Plan of Merger by and among Social Capital Hedosophia Holdings Corp. III, Asclepius Merger Sub Inc. and Clover Health Investments, Corp. dated October 5, 2020, of which Executive has a received copy and has reviewed.

(j) Person. “Person” shall be construed in the broadest sense and means and includes any natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and other entity or Governmental Authority.

(k) Section 409A. “Section 409A” means Section 409A of the Code, and the final regulations and any guidance promulgated thereunder or any state law equivalent.

(l) Section 409A Limit. “Section 409A Limit” shall mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of his or her separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s separation from service occurred.

6. Golden Parachute.

(a) Anything in this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax; or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment. Any reduction made pursuant to this Section 9(a) shall be made in accordance with the following order of priority: (i) stock options whose exercise price exceeds the fair market value of the optioned stock (“Underwater Options”) (ii) Full Credit Payments (as defined below) that are payable in cash, (iii) non-cash Full Credit Payments that are taxable, (iv) non-cash Full Credit Payments that are not taxable (v) Partial Credit Payments (as defined below) and (vi) non-cash employee welfare benefits. In each case, reductions shall be made in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first payment or benefit to be reduced (with reductions made pro-rata in the event payments or benefits are owed at the same time). “Full Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment (as defined in Section 280G of the Code) by one dollar, determined as if such payment, distribution or benefit had been paid or distributed on the date of the event triggering the excise tax. “Partial Credit Payment” means any payment, distribution or benefit that is not a Full Credit Payment.

(b) A nationally recognized certified public accounting firm selected by the Company (the “Accounting Firm”) shall perform the foregoing calculations related to the Excise Tax. If a reduction is required pursuant to Section 6(a), the Accounting Firm shall administer the ordering of the reduction as set forth in Section 6(a). The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

(c) The Accounting Firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered. Any good faith determinations of the Accounting Firm made hereunder shall be final, binding, and conclusive upon Executive and the Company.

7. Arbitration. To the fullest extent permitted by applicable law, Executive and the Company agree that any and all disputes, demands, claims, or controversies (“claims”) relating to, arising from or regarding Executive’s employment, including claims by the Company, claims against the Company, and claims against any current or former parent, affiliate, subsidiary, successor or predecessor of the Company, and each of the Company’s and these entities’ respective officers, directors, agents or employees, shall be resolved by final and binding arbitration before a single arbitrator in New York, New York (or another mutually agreeable location). This does not prevent either Executive or the Company from seeking and obtaining temporary or preliminary injunctive relief in court to prevent irreparable harm to Executive’s or its confidential information or trade secrets pending the conclusion of any arbitration. This arbitration agreement does not apply to any claims that have been expressly excluded from arbitration by a governing law not preempted by the Federal Arbitration Act and does not restrict or preclude Executive from communicating with, filing an administrative charge or claim with, or providing testimony to any governmental entity about any actual or potential violation of law or obtaining relief through a government agency process. The parties hereto agree that claims shall be resolved on an individual basis only, and not on a class, collective, or representative basis on behalf of other employees to the fullest extent permitted by applicable law (“Class Waiver”). Any claim that all or part of the Class Waiver is invalid, unenforceable, or unconscionable may be determined only by a court. In no case may class, collective or representative claims proceed in arbitration on behalf of other employees.

The parties agree that the arbitration shall be conducted by a single neutral arbitrator through JAMS in accordance with JAMS Employment Arbitration Rules and Procedures (available at www.jamsadr.com/rules-employment-arbitration). Except as to the Class Waiver, the arbitrator shall determine arbitrability. The Company will bear all JAMS arbitration fees and administrative costs in excess of the amount of administrative fees and costs that Executive otherwise would have been required to pay if the claims were litigated in court. The arbitrator shall apply the applicable substantive law in deciding the claims at issue. Claims will be governed by their applicable statute of limitations and failure to demand arbitration within the prescribed time period shall bar the claims as provided by law. The decision or award of the arbitrator shall be final and binding upon the parties. This arbitration agreement is enforceable under and governed by the Federal Arbitration Act. In the event that any portion of this arbitration agreement is held to be invalid or unenforceable, any such provision shall be severed, and the remainder of this arbitration agreement will be given full force and effect. By signing the offer letter, Executive acknowledges and agrees that Executive has read this arbitration agreement carefully, are bound by it and are WAIVING ANY RIGHT TO HAVE A TRIAL BEFORE A COURT OR JURY OF ANY AND ALL CLAIMS SUBJECT TO ARBITRATION UNDER THIS ARBITRATION AGREEMENT.

8. Confidentiality Agreement. The Nondisclosure, Confidentiality, and Nonsolicitation Agreement entered into by and between Executive and the Company dated December 9, 2020 (the “Confidentiality Agreement”), which is attached hereto as Attachment B remains in full force and effect.

9. Pre-Employment Conditions.

(a) Right to Work. For purposes of federal immigration law, Executive will be required, if Executive has not already, to provide to the Company documentary evidence of Executive’s identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of the Effective Date, or our Employment relationship with Executive may be terminated.

(b) Verification of Information. This Agreement is also contingent upon the successful verification of the information Executive provided to the Company during Executive’s application process, as well as a general background check performed by the Company to confirm Executive’s suitability for Employment. By accepting this Agreement, Executive warrants that all information provided by Executive is true and correct to the best of Executive’s knowledge, Executive agrees to execute any and all documentation necessary for the Company to conduct a background check and Executive expressly releases the Company from any claim or cause of action arising out of the Company’s verification of such information.

10. Successors.

(a) Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that become bound by this Agreement or any affiliate of any such successor that employs Executive.

(b) Executive’s Successors. This Agreement and all of Executive’s rights hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

11. Miscellaneous Provisions.

(a) Indemnification. The Company shall indemnify Executive to the maximum extent permitted by applicable law and the Company’s Bylaws with respect to Executive’s service and Executive shall also be covered under a directors and officers liability insurance policy paid for by the Company to the extent that the Company maintains such a liability insurance policy now or in the future.

(b) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(c) Notice.

(i) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In Executive’s case, mailed notices shall be addressed to Executive at the home address that Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(ii) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 11(c)(i) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice), subject to any applicable cure period. The failure by Executive or the Company to include in the notice any fact or circumstance which contributes to a showing of Good Reason or Cause, as applicable, will not waive any right of Executive or the Company, as applicable, hereunder or preclude Executive or the Company, as applicable, from asserting such fact or circumstance in enforcing his or her or its rights hereunder, as applicable. Any termination by Executive without Good Reason will be communicated by Executive to the Company upon 90 days advance written notice.

(d) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(e) Entire Agreement. This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof and supersede all other prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

(f) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other deductions required to be withheld by law.

(g) Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of New Jersey without giving effect to provisions governing the choice of law. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(h) No Assignment. This Agreement and all of Executive’s rights and obligations hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer to such entity of all or a substantial portion of the Company’s assets.

(i) Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s personal attorney, has had sufficient time to, and has carefully read and fully understood all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

(j) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

(k) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this letter, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to Executive by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. Executive hereby consents to (i) conduct business electronically, (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

[Signature Page Follows]

After you have had an opportunity to review this Agreement, please feel free to contact me if you have any questions or comments. To indicate your acceptance of this Agreement, please sign and date this letter in the space provided below and return it to the Company.

Very truly yours,

CLOVER HEALTH INVESTMENTS, CORP.

By:	/s/ Rachel Fish
(Signature)

Name: Rachel Fish

Title: Chief People Officer

ACCEPTED AND AGREED:

VIVEK GARIPALLI

/s/ Vivek Garipalli (Signature)

12/31/2020
Date

Attachment A: Release of Claims

Attachment B: Nondisclosure, Confidentiality, and Nonsolicitation Agreement

ATTACHMENT A

RELEASE OF CLAIMS

Pursuant to the Employment Agreement entered into by and between you and Clover Health Investments, Corp. dated December 30, 2020 (the “Employment Agreement”), you hereby enter into this Release of Claims (the “Release”). Any term not otherwise defined herein shall have the meaning ascribed to it in the Employment Agreement.

1. General Release. In consideration for the severance described in the Employment Agreement, and for other good and valuable consideration, the sufficiency of which you hereby acknowledge, you hereby waive and release to the maximum extent permitted by applicable law any and all claims or causes of action, whether known or unknown, against the Company and/or its predecessors, successors, past or present subsidiaries, affiliated companies, investors, branches or related entities (collectively, including the Company, the “Entities”) and/or the Entities’ respective past, present, or future insurers, officers, directors, agents, attorneys, employees, stockholders, assigns and employee benefit plans (collectively with the Entities, the “Released Parties”), with respect to any matter, including, without limitation, any matter related to your employment with the Company or the termination of that employment relationship. This waiver and release includes, without limitation, claims to wages, including overtime or minimum wages, bonuses, incentive compensation, equity compensation, vacation pay or any other compensation or benefits; any claims for failure to provide accurate itemized wage statements, failure to timely pay final pay or failure to provide meal or rest breaks; claims for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment or employment classification; claims under the Employee Retirement Income Security Act (ERISA); claims for attorneys’ fees or costs; claims for penalties; any and all claims for stock, stock options or other equity securities of the Company; claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, and breach of the covenant of good faith and fair dealing; any claims of discrimination, harassment, or retaliation based on sex, age, race, national origin, disability or on any other protected basis, under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, the New Jersey Temporary Disability Benefits Law, the New Jersey Wage Payment Law, the New Jersey Wage and Hour Law, the New Jersey Equal Pay Act, the New Jersey Worker and Community Right to Know Act, the New Jersey Worker Freedom From Employer Intimidation Act, the New York Civil Rights Law, the New York State Human Rights Law, the New York City Human Rights Law, the New York Labor Law, the New York Executive Law, the New York Civil Practice Law and Rules, the New York Judiciary Law, the New York City Administrative Code, the New York Minimum Wage Act, the New York City Earned Safe and Sick Time Act, and retaliation claims under the New Jersey Workers’ Compensation Law and the New York Workers’ Compensation Law; or any other federal, state, or local law prohibiting discrimination, harassment and/or retaliation; and all other federal, state and local laws, ordinances and regulations.

You covenant not to sue the Released Parties for any of the claims released above, agree not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative or group action. Further, you agree not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Released Parties, except as required by law. Nothing in this Release precludes you from participating in any investigation or proceeding before any government agency or body. However, while you may file a charge and participate in any such proceeding, by signing this Release, you waive any right to bring a lawsuit against the Released Parties and waive any right to any individual monetary recovery in any such proceeding or lawsuit. Nothing in this Release is intended to impede your ability to report possible securities law violations to the government, or to receive a monetary award from a government administered whistleblower-award program. You do not need the prior authorization of the Company to make any such reports or disclosures or to participate or cooperate in any governmental investigation, action or proceeding, and you are not required to notify the Company that you have made such reports and disclosures or have participated or cooperated in any governmental investigation, action or proceeding. Nothing in this Release waives your right to testify or prohibits you from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment when you have been required or requested to attend the proceeding pursuant to a court order, subpoena or written request from an administrative agency or state legislature.

This waiver and release covers only those claims that arose prior to your execution of this Release. The waiver and release contained in this Release does not apply to (i) your indemnification rights under the Indemnification Agreement entered into by and between you and the Company dated April 24, 2015 or any subsequent indemnification agreement entered into by and between you and the Company (such agreement, the “Indemnification Agreement”) and the Company’s internal governing documents, or (ii) any claim which, as a matter of law, cannot be released by private agreement. If any provision of the waiver and release contained in this Release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and a court shall enforce all remaining provisions to the full extent permitted by law.

2. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Federal Age Discrimination in Employment Act (“ADEA Waiver”) and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that: (a) your ADEA Waiver does not apply to any claims that may arise after you sign this Release; (b) you should consult with an attorney prior to executing this Release; (c) you have 21 calendar days within which to consider this Release (although you may choose to execute Release earlier); (d) you have 7 calendar days following the execution of the Release to revoke this Release; and (e) the Release will not be effective until the eighth day after you sign this Release provided that you have not revoked it (“Effective Date”). You agree that any modifications, material or otherwise, made to this Release do not restart or affect in any manner the original 21-day consideration period provided in this section. To revoke the Release, you must email Gia Lee a written notice of revocation at gia.lee@cloverhealth.com, prior to the end of the 7-day period. You acknowledge that your consent to this Release is knowing and voluntary. The offer described in this Release will be automatically withdrawn if you do not sign the Release within the 21-day consideration period.

3. 1542 Waiver. You understand and acknowledge that you are releasing potentially unknown claims, and that you may have limited knowledge with respect to some of the claims being released. You acknowledge that there is a risk that, after signing this Release, you may learn information that might have affected your decision to enter into this Release. You assume this risk and all other risks of any mistake in entering into this Release. You agree that this Release is fairly and knowingly made. In addition, you expressly waive and release any and all rights and benefits under the provisions of any applicable law (including Section 1542 of the Civil Code of the State of California or any analogous law of any other state), which reads substantially as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

You understand and agree that claims or facts in addition to or different from those which are now known or believed by you to exist may hereafter be discovered, but it is your intention to release all claims that you have or may have against the Released Parties, whether known or unknown, suspected or unsuspected.

4. Breach. In the event that you breach any of your obligations under this Release or as otherwise imposed by law, the Company will be entitled to recover all severance and other consideration paid or provided under this Release and to obtain all other relief provided by law or equity.

5. No Other Amounts/Benefits Owed. You acknowledge and agree that you have been paid for all of your services with the Company and you have not earned any wages, salary, incentive compensation, bonuses, commissions or similar payments or benefits or any other compensation or amounts that have not already been paid to you. You further agree that, prior to the execution of this Release, you were not entitled to receive any further payments or benefits from the Company, and the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Release.

6. Workers’ Compensation. You agree that you did not suffer an injury covered by workers’ compensation in the course and scope of your employment with Company.

7. Dispute Resolution. To ensure rapid and economical resolution of any disputes relating to this Release, you and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising out of, or relating to, this Release, or its interpretation, enforcement, breach, performance or execution, shall be resolved by final, binding and confidential arbitration before a single arbitrator in New York, New York (or another mutually agreeable location) conducted under the Judicial Arbitration and Mediation Services (JAMS) Streamlined Arbitration Rules & Procedures, which can be reviewed at http://www.jamsadr.com/rules-streamlined-arbitration/. Before engaging in arbitration, you and the Company agree to first attempt to resolve the dispute informally or with the assistance of a neutral third-party mediator. You and the Company each acknowledge that by agreeing to this arbitration procedure, you and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim except as provided herein. The arbitrator may in his or her discretion award attorneys’ fees to the prevailing party. All claims, disputes, or controversies subject to arbitration as set forth in this paragraph must be submitted to arbitration on an individual basis and not as a representative, class and/or collective action proceeding on behalf of other individuals. Any issue concerning the validity of this representative, class and/or collective action waiver must be decided by a Court and if for any reason it is found to be unenforceable, the representative, class and/or collective action claim may only be heard in Court and may not be arbitrated. Claims will be governed by applicable statutes of limitations. This arbitration agreement does not cover any action seeking only emergency, temporary or preliminary injunctive relief (including a temporary restraining order) in a court of competent jurisdiction in accordance with applicable law. This arbitration agreement shall be construed and interpreted in accordance with the Federal Arbitration Act.

8. Entire Agreement. You and the Company agree that except for the Confidentiality Agreement, the Indemnification Agreement, applicable equity documents and the Employment Agreement, and except as otherwise expressly provided in this Release, this Release renders null and void any and all prior or contemporaneous agreements between you and the Company or any affiliate of the Company. You and the Company agree that this Release and the Employment Agreement constitute the entire agreement between you and the Company and any affiliate of the Company regarding the subject matter of this Release, and that this Release may be modified only in a written document signed by you and a duly authorized officer of the Company.

9. Governing Law. Except as to the Dispute Resolution section above, this Release shall be construed and interpreted in accordance with the laws of the State of New Jersey.

10. Severability. The provisions of this Release are severable. If any provision of this Release is held invalid or unenforceable, such provision shall be deemed deleted from this Release and such invalidity or unenforceability shall not affect any other provision of this Release, the balance of which will remain in and have its intended full force and effect; provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.

11. Counterparts. You agree that this Release may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Execution via DocuSign or a similar service, or of a facsimile copy or scanned image shall have the same force and effect as execution of an original, and an electronic or facsimile signature or scanned image of a signature shall be deemed an original and valid signature.

[Signature Page Follows]

To accept this Release, please sign and date this Release and return it to me. You have until 5:00 p.m. EST on the date that is 21 days after your termination of employment (or Change in Control) to review and consider this Release and to provide me with an executed copy thereof (the “Deadline”). Please indicate your agreement with the above terms by signing below.

I am pleased that we were able to part ways on these amicable terms. The Company and I wish you every success in your future endeavors.

Sincerely,

CLOVER HEALTH INVESTMENTS, CORP.

By:
(Signature)

Name:

Title:

My agreement with the terms of this Release is signified by my signature below and is voluntary, deliberate and informed. I acknowledge that this Agreement provides consideration of value to me and that I was free to consult an attorney before signing this Agreement. Furthermore, I acknowledge that I have read and understand this Release and that I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Release.

Signed	Dated:

Vivek Garipalli

Nondisclosure, Confidentiality, and Nonsolicitation

Agreement

In consideration of my employment or the continuation of my employment by Clover Health or any of its successors, assigns, affiliates or subsidiary companies (each hereinafter referred to as the “Company”), I agree as follows:

1. TRADE SECRETS AND CONFIDENTIAL INFORMATION.

a. Confidentiality and Confidential Information. I acknowledge that during the course of my employment, I will obtain, receive or gain access to certain valuable, proprietary or confidential information of the Company its affiliates and/or subsidiaries, that is not otherwise generally known to the public, relating or pertaining to the Company’s business, projects, products, customers, suppliers, inventions or trade secrets, including but not limited to: business and financial information; Company techniques, operations and methods of conducting business; computer programs, software and code, flowcharts, architecture, data structures, and data reporting methodologies; unpublished know- how, whether patented or unpatented; customer names, addresses, buying habits, needs and the methods of fulfilling those needs; supplier names, addresses and pricing policies; information regarding the skills, ability and compensation of other employees; and Company pricing policies, profit margins, marketing strategies and research projects or developments relating to any aspect of the present or actual anticipated business of the Company (hereinafter collectively the “Confidential Information”). I further acknowledge that such Confidential Information may be in oral, written or electronic form and need not be marked or identified as “confidential.” I promise and agree that during my employment with the Company and at all times thereafter, I shall hold in strictest confidence and shall not publish, disclose or communicate any Confidential Information to any person or entity, except as required in connection with my work for the Company, and I shall not use or acquire for my own purposes or the purposes of any others, including any future employers or companies, any Confidential Information of the Company without the prior written approval of a duly authorized officer of the Company. Notwithstanding the foregoing, Company Confidential Information shall not include any such information that (i) was publicly known or made generally available prior to the time of disclosure by the Company to me; (ii) becomes publicly known or made generally available after disclosure by the Company to me through no wrongful action or omission by me; or (iii) is in my rightful possession, without confidentiality obligations, at the time of disclosure by the Company as shown by my then-contemporaneous written records.

b. Confidentiality of Protected Health Information. The definition of “Confidential Information” includes Protected Health Information (“PHI”) as the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) defines it. During their employment, Company employees may access, use, create, receive, transmit, maintain, and/or disclose PHI. In addition, employees will receive training on HIPAA and will have access to and review Company HIPAA policies that set forth confidentiality protections that all Company employees must adhere to in regard to the access, use and/or disclosure of PHI. I agree to comply with all Company, Inc. policies governing the confidentiality and protection of PHI and am responsible for preserving the confidentiality of PHI and Individually Identifiable Health Information (“IIHI”).

c.

Trade Secret Employee Notice Provision. An employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An employee who files a lawsuit for retaliation for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

d.

Prevention of Unauthorized Release of Company Confidential Information. I agree to take reasonable measures to prevent unauthorized persons or entities from having access to, obtaining or being furnished with any Company Confidential Information in my possession.

e.

Confidential Information of Third Parties. I agree to preserve as confidential any information that I learn or obtain in connection with my employment from a third party or relating to a third party, such as a client or customer, which the Company is required to maintain and treat as confidential or proprietary information.

f.

Confidential Information of Former Employers. I agree not to disclose to the Company and not to use in any way in connection with my employment therewith any proprietary confidential information or trade secrets of any kind, or any embodiments thereof, of any previous employer or other third party.

g.

Termination of Employment. I agree that, upon termination of my employment with the Company (voluntary or otherwise), or as otherwise requested by the Company, I will promptly return to the Company all Confidential Information and all things belonging to the Company, including all tools, equipment, devices or property of the Company, and that all documents, records, notebooks and tangible articles containing or embodying any Confidential Information, including copies thereof and whether stored in paper, electronic, magnetic or other form, then in my possession or control, whether prepared by me or others, will be left with the Company.

h.

Exit Interview. In consideration of my employment with the Company, I agree that, upon termination of my employment with the Company (voluntary or otherwise), I will attend an exit interview and execute a Termination Certificate in a form substantially similar as that attached hereto as “Exhibit A”, and understand the Company may notify my new employer of this Agreement.

2. DUTY OF LOYALTY, NON-SOLICITATION, and NONDISPARAGEMENT

a.	Duty of Loyalty. I agree that I am subject to the duty of loyalty under Delaware law in connection with my service to the Company.

b.

Obligations to Prior Employers or Others. Except for those described below (if any), I do not have any non-disclosure, non-compete or other obligations to any previous employer or other person or entity that would conflict with my obligations under this Agreement or the performance of my duties for the Company. I have previously provided copies of each of the agreements described below, if any, to the Company.

LIST ANY EXCEPTIONS.

c.

Solicitation of Employees. During my employment with the Company, and for a one (1) year period after the date my employment ends (voluntary or otherwise), I covenant and agree that I shall not, directly or indirectly, on my own behalf or for the benefit of any other person or entity, solicit or attempt to solicit any employee of the Company, or at any time unlawfully disrupt, damage, impair or interfere with the Company by raiding its work staff or unlawfully encouraging any employee of the Company to terminate their relationship with the Company.

d.

Solicitation of Customers. During my employment with the Company, and after my employment ends (voluntary or otherwise), I covenant and agree that I shall not in any manner, directly or indirectly, on my own behalf or for the benefit of any other person or entity, use any trade secrets or Confidential Information of the Company to solicit or attempt to solicit any client or customer of the Company, or at any time use any Confidential Information (including the confidential identity of any client or customer, or trade secret information about the client, account or customer relationship) to induce, influence or encourage any client or customer of the Company to reduce or cease doing business with the Company.

e.

Nondisparagement. Except for any protected activity (as described in Section 4.1. below, I agree that I will not make any disparaging and/or defamatory statements to any third-party about the Company’s products or services, including on social media. A disparaging statement is any communication that, if publicized, would cause or tend to cause the recipient of the communication to question the business condition, integrity, competence, good character, or product quality of the person or entity to whom the communication relates.

3. ASSIGNMENT OF INVENTIONS.

a.

Inventions and Assignment. In connection with my employment with the Company, I understand and agree that all Inventions, defined as and including discoveries, developments, designs, improvements, inventions, formulas, programs, computer software or code, processes, techniques, or know-how (whether or not patentable or registrable under patent, copyright or similar statutes) that (i) relate directly to the Company’s business, (ii) that result from tasks assigned to me by the Company, and (iii) that are conceived or made with the use of the Company’s facilities, materials or, resources, shall be the sole property of Company and its assigns, and Company shall be the sole owner of all Rights to said Inventions, said Rights being defined as and including patents, trademarks, service marks and copyrights, and other intellectual property rights pertaining to said Inventions or Confidential Information.[1]

b.

Assistance. Upon the Company’s advance, written, and reasonable request, I agree to use my reasonable best efforts to assist Company (at the Company’s expense) to obtain and from time to time enforce the Rights identified above.

c.

Prior Inventions. To the extent I have made or conceived or first reduced to practice (either alone or jointly with others) any inventions or improvements relevant to my employment with Company, but before I commenced employment with Company, I am listing below all such inventions or improvements that are to be excluded from the operation of this Agreement. I am representing that I have listed all previously patented as well as any unpatented but potentially patentable ideas and inventions conceived prior to my employment with Company which have not been assigned to a former employer, and I further represent and warrant that such list is complete.

LIST ANY EXCLUSIONS.

4. GENERAL PROVISIONS.

a.	This Agreement will be binding upon my heirs, assigns, executors, administrators or other legal representatives and will be for the benefit of the Company and its successors and assigns.

b.

Except as otherwise may be provided herein, disputes under this Agreement shall be resolved pursuant to the Employee Grievance Process or Mutual Dispute Arbitration Policy/Mutual Agreement to Arbitrate, provided, however, that my liability for any breach of this Agreement shall not exceed (in the aggregate) the monetary value of the restricted stock units awarded to me in connection with my December 2020 employment agreement vested as of the date of any such breach.

[1]

For employees in Delaware, Illinois, Kansas, Minnesota, North Carolina, Utah, Washington, and any other state where the Company employs you where this notice is specifically required by law state law: You are notified that nothing in this Agreement requires any Employee (regardless of state) to assign any of your rights to an invention you developed entirely on your own time using no equipment, supplies, facility, or trade secret information of the Company, unless the invention results from any work you performed for the Company or relates, at the time of conception or reduction to practice, to the business or actual or demonstrably anticipated research or development of the Company.

For employees in California, in accordance with Section 2872 of the California Labor Code, you are hereby notified this assignment does not apply to an invention subject to California law that you developed entirely on your own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that: (1) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development the Company; or (2) result from any work performed by you for the Company; or (3) relate to any work performed by you relating to a contract under which the Company has an obligation to assign title to the United States with respect to inventions resulting from work performed thereunder.

c.

This agreement does not prohibit employees from testifying in an administrative, legislative, or judicial proceeding and giving truthful testimony when the employee has been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.

d.

This agreement does not prohibit employees from using open source software when working on assigned company projects. Employees may do so, but only in accordance with Company policy. Employee must obtain written permission from their immediate supervisor before making an open source contribution. Employees must clearly and carefully document all contributions. Employees must not sign any contribution or other related agreement until receiving written permission from their immediate supervisor to do so.

e.

No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right or obligation under this Agreement shall be construed as a waiver of any other right or obligation. The Company shall not be required to give prior notice to enforce strict adherence to all terms of this Agreement.

f.

In the event that any legal action becomes necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled, in addition to its court costs, to such reasonable attorney fees, expert witness fees and legal expenses as shall be fixed by a court of competent jurisdiction. This Agreement shall be governed by the laws of the State in which I work at the commencement of my employment with the Company.

g.	Wherever necessary to carry out the intent of the parties, the provisions of this Agreement shall survive the termination of my employment with the Company and shall continue in full force and effect.

h.

In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall be construed by limiting and reducing such provision, so as to be enforceable to the fullest extent compatible with the intent of the parties and the then current applicable law, and if not possible, then this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and it shall not affect the other provisions of this Agreement, which shall remain in full force and effect.

i.

I acknowledge that this Agreement is in consideration of my employment or continued employment with the Company, whether executed before, at, or following my initial employment therewith. I further acknowledge that this Agreement does not create any obligation for my continued employment by the Company, or in any way alter my status as an “at will” employee, which means that my employment relationship may be terminated by either me or the Company at any time, for any reason, with or without cause and with or without prior notice.

j.

This Agreement, including the attached Exhibits as referenced above, contains the entire understanding between myself and the Company with respect to the subject matter hereof, and there are no representations, warranties, promises or undertakings other than those contained in the provisions above. No modification of or amendment to this Agreement, nor any waiver of any rights or obligations under this Agreement, will be effective unless in writing and signed by both me and the Company.

k.

I understand that nothing in this Agreement limits or prohibits me from filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. Notwithstanding, in making any such disclosures or communications, I agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Confidential Information to any parties other than the Government Agencies. I further understand that I am not permitted to disclosure the Company’s attorney-client privileged communications or attorney work product.

                                                                                      , as of this 9 day of    December            , 2020.

EMPLOYEE:	WITNESS:

Vivek Garipalli	Megan Tilton
Print Name	Print Name

/s/ Vivek Garipalli	/s/ Megan Tilton
Signature	Signature

EXHIBIT A TERMINATION CERTIFICATE

This is to confirm that I have reviewed the Employee Nondisclosure, Confidentiality, and Nonsolicitation Agreement (“Agreement”) signed by me on ___________, 20__ and that I understand the terms of that Agreement and the continuing obligations I have under that Agreement. During the course of my employment with the Company, I have had access to information regarded by the Company as Confidential information as defined by the Agreement.

I certify that I do not have in my possession or control, nor have I failed to return, any Confidential Information of the Company, including any specifications, drawings, blueprints, reproductions, prototypes, sketches, notes, reports, proposals or copies thereof, or other documents or materials, tools, equipment, devices or other property belonging to the Company, including any documents, records, notebooks and similar repositories of Confidential Information, or any copies thereof, whether prepared by me or others, and whether stored in paper, disk, electronic, magnetic or other form.

I further certify that I have complied with and will continue to comply with all of the terms of the Agreement signed by me with the Company. I further agree that in compliance with the Agreement, I will preserve in strictest confidence and keep confidential all proprietary, technical and business information pertaining to the Company, and will not disclose or use any Confidential Information for myself or for the benefit of any other person or entity.

Upon termination of my employment with the Company, I will be employed by (name of new employer ___________________________________________________________in the (division/department) ______________________________ and will be working in connection with the projects (generally describe the projects):

If requested by the Company, I agree to notify my new employer as to the general nature or subject matter of the confidential and proprietary information to which I had access while employed by the Company, and as to my obligations with respect to such information (without actually disclosing such Confidential Information). I also understand that the Company may notify my new employer of the existence of the Agreement and this Certificate.

I understand and acknowledge that should I fail to comply with my obligations under the Agreement after my employment ends, the Company shall have, in addition to the right to damages, the right to obtain an injunction against me, including without limitation an injunction prohibiting me from disclosing Confidential Information to my new employer or to any third party.

This Agreement is executed by me at                                                                                               , in the State of

________________, as of this                 day of                                     , 20____.

EMPLOYEE:

Print Name

Signature